Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statements No. 333-73314 and 333-73316 of Alliance Imaging, Inc. on Form S-8 of our report dated February 21, 2003, except for Note 13, as to which the date is March 30, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for goodwill and other intangible assets in 2002), appearing in this Annual Report on Form 10-K of Alliance Imaging, Inc. for the year ended December 31, 2002.

/s/ DELOITTE AND TOUCHE LLP
Deloitte and Touche LLP Costa Mesa, California March 30, 2003